UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2011

PEREGRINE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17085	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Company Identification No.)

14282 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2011, the Compensation Committee of the Board of Directors (“Committee”) of Peregrine Pharmaceuticals, Inc. (the “Company”), approved a broad based grant of stock options (“Grants”) to substantially all of the Company’s employees and the Company’s three non-employee directors to purchase an aggregate of 1,121,000 shares of common stock.  The Grants will be from the Company’s 2003, 2005, 2009 and 2010 Stock Incentive Plans (collectively, the “Plans”) and will be evidenced by and subject to the terms of a Stock Option Agreement.   Included as recipients of the Grants are the following named executive officers:

Named Executive Officer	Title	Number of Shares Underlying Stock Option Grants
Steven W. King	Chief Executive Officer	142,500
Paul J. Lytle	Chief Financial Officer	57,500
Shelley P.M. Fussey	V.P., Intellectual Property	30,000
Joseph S. Shan	V.P., Clinical & Regulatory Affairs	30,000

In determining the number of shares of common stock covered by the Grants to the named executive officers, the Committee reviewed a report prepared by an independent compensation consulting firm which analyzed equity utilization practices within the Company’s peer group and set forth proposed equity grant guidelines to insure that the Company’s stock option granting practices for named executive officers and other employees were aligned with competitive norms.  The Grants to named executive officers were at or below the minimum range, and the Grants to other employees were between the minimum and middle range of the equity grant guidelines recommended by the independent compensation consulting firm.

The Committee has determined that the exercise price of the Grants will be equal to the closing price of the Company’s common stock on May 2, 2011, the date of grant, and shall vest quarterly in equal installments over a two year period with respect to employee and named executive officer Grants.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE PHARMACEUTICALS, INC.

Date: May 5, 2011	By:	/s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer and Corporate Secretary

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